EXHIBIT 21.1

Superior uniform group, Inc.

LIST OF SUBSIDIARIES

As of December 31, 2016, the Registrant directly or indirectly owned the following subsidiaries:

Fashion Seal Corporation	Nevada

The Office Gurus, LLC	Florida

SUG Holding	Cayman Islands

The Office Gurus LTDA. De C.V.,
a subsidiary of SUG Holding and Fashion Seal Corporation	El Salvador

The Office Masters, LTDA. De C.V.,
a subsidiary of SUG Holding and Fashion Seal Corporation	El Salvador

The Office Gurus, Ltd.,
a subsidiary of SUG Holding and Fashion Seal Corporation	Belize

Power Three Web Ltda.,
a wholly owned subsidiary of SUG Holding	Costa Rica

Superior Sourcing, a wholly owned subsidiary of SUG Holding	Cayman Islands

BAMKO, LLC	Delaware

BAMKO Importação, Exportação e Comércio de Brindes Ltda.	Brazil
a subsidiary of BAMKO, LLC and SUG Holding

Worldwide Sourcing Solutions Limited	Hong Kong
a wholly owned subsidiary of BAMKO, LLC

Guangzhou Ben Gao Trading Limited	China
a wholly owned subsidiary of Worldwide Sourcing Solutions Limited

BAMKO India Private Limited	India
a 99%-owned subsidiary of BAMKO, LLC

BAMKO UK, Ltd.	United Kingdom
a wholly owned subsidiary of BAMKO, LLC